Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Canadian Imperial Bank of Commerce (“CIBC”) World Markets Incentive Savings Plan for United States Employees of our reports dated November 30, 2005, with respect to the consolidated financial statements of CIBC, CIBC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CIBC, included in its Annual Report (Form 40-F) for the year ended October 31, 2005 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chartered Accountants
Toronto, Canada
December 12, 2005